FOR IMMEDIATE RELEASE

CNA FINANCIAL ANNOUNCES THIRD QUARTER 2024 CATASTROPHE AND FOURTH QUARTER
2024 HURRICANE MILTON ESTIMATES
CHICAGO, October 21, 2024 --- CNA Financial Corporation (NYSE: CNA) today announced that it expects to report pretax net catastrophe losses in the third quarter 2024 of $143 million. Approximately 75% of the catastrophe losses are associated with four larger events, including $55 million from Hurricane Helene. The remaining approximately $35 million of losses is spread across a number of additional events occurring during the quarter. Catastrophe losses are comprised of $127 million in the Commercial segment and $16 million in the International segment. The combined ratio impact of this third quarter catastrophe result is in line with CNA's third quarter average over the last five years.
Additionally, pretax net catastrophe losses related to Hurricane Milton, currently estimated between approximately $25 million to $55 million, are anticipated to be reflected in the fourth quarter 2024 results.
Dino E. Robusto, Chairman & Chief Executive Officer of CNA Financial Corporation commented, "We are all saddened by the devastation and destruction from Hurricanes Helene and Milton as well as other catastrophic events during the third quarter. Our thoughts are with those that lost loved ones, homes, and businesses and everyone suffering and working to recover."
CNA will report its third quarter 2024 results before the market opens on Monday, November 4, 2024.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. Backed by more than 125 years of experience, CNA provides a broad range of standard and specialized insurance products and services for businesses and professionals in the U.S., Canada and Europe. For more information, please visit CNA at www.cna.com.
Contacts

Media:	Analysts:
Kelly Messina | Vice President, Marketing	Ralitza K. Todorova | Vice President, Investor Relations & Rating Agencies
872-817-0350	312-822-3834
For additional information, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties, please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
“CNA" is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the "CNA" trademark in connection with insurance underwriting and claims activities. Copyright © 2024 CNA. All rights reserved.

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